ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) dated as of April 25, 2005 by and between VERISIGN, INC. (“Purchaser”), a Delaware corporation, and LIGHTBRIDGE, INC, a Delaware corporation (“Seller”).

RECITALS

WHEREAS, Seller is the owner of certain assets in connection with its Intelligent Network Solutions business unit (the “INS Business”), including assets used in or related to its Prepay IN software, as set forth on Exhibit A attached hereto (the “Purchased Assets”); and

WHEREAS, Purchaser wishes to acquire, and Seller is prepared to sell, the Purchased Assets and the INS Business related thereto, upon the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

AGREEMENT

Section 1.	Definitions.

1.1.	The following terms, as used herein, have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Contracts” mean Customer Contracts and Vendor Contracts.

“Control” and its correlative meanings, “controlling,” “controlled by,” and “under common control with,” means the legal, beneficial or equitable ownership, directly or indirectly, of more than fifty percent (50%) of the aggregate of all voting equity interests in an entity.

“Customer Contracts” means license, distribution, reseller, maintenance and support, and services agreements, of any kind, pursuant to which Seller has granted to third parties rights to the INS Software or the INS Business. All the Customer Contracts are set forth in Exhibit B hereto.

“Encumbrance” means, with respect to any property or asset, any mortgage, lien (including any mechanic’s or materialmen’s lien, tax lien shipper or warehousemen’s lien or customs lien), pledge, charge, security interest, right of first refusal, option or other right to acquire, transfer for security, claim, easement, conditional sale agreement, title retention agreement, defect in title, or other interest, lien or adverse claim of any nature in respect of such property or asset whether voluntary or involuntary and whether arising by law, contract or otherwise but excludes licenses granted pursuant to the Customer Contracts.

“Escrow Agent” shall mean U.S. Bank, National Association.

“Escrow Agreement” means the agreement among the Seller, Purchaser and the Escrow Agent in substantially the form of Exhibit C hereto.

“Excluded Contract” means a Contract which requires a written consent from a third party for the Contract’s assignment to Purchaser and such written consent has not been obtained as of the Closing Date.

“Excluded Intellectual Property” means Intellectual Property owned by a third party that is used by Seller in and outside of the INS Business, but that is not included in the Purchased Assets. Excluded Intellectual Property is separately identified in Schedule 4.6(a).

“Governmental Entity” shall mean any federal or state court, arbitral tribunal, administrative agency or commission or other federal, state or local governmental or regulatory authority or agency.

“Harmful Code” means any computer code or other mechanism of any kind designed to disrupt, disable or harm in any manner the operation of any software or hardware or other business processes or to misuse, gain unauthorized access to or misappropriate any business or personal information, including but not limited to worms, bombs, backdoors, clocks, timers, or other disabling device code, or designs or routines that cause software or information to be erased, inoperable, or otherwise incapable of being used, either automatically or with passage of time or upon command.

“Indemnification Period” shall have the meaning set forth in Section 8.4.

“INS Intellectual Property” means the INS Software and any other Intellectual Property used in or necessary to conduct the INS Business as it is conducted by Seller, exclusive of the Excluded Intellectual Property.

“INS Software” means the Prepay IN software product, in source code and object code form, its associated documentation (e.g., user guides and other documentation and specifications associated with the software and hardware, such as, for example, manuals describing the use, functionality, performance and technical specifications of the software), and, as applicable, related hardware, tools, modules, and applications.

“Intellectual Property” includes the following, and all worldwide right, title and interests in and to, or a right to use, the following:

(a) inventions, invention disclosures, certificates of invention and other indicia of invention ownership, designs, algorithms, mask works and other industrial property, and all enhancements and improvements thereto, whether patentable or unpatentable and whether or not reduced to practice, and all patents and patent rights (if any) in connection therewith (including all US and foreign patents and patent applications of all classes and types, and all divisions, continuations, continuations-in-part, reissues, re-examinations, and extensions thereof), whether or not registered;

(b) registered and unregistered trademarks, service marks, and other commercial product or service designations of source, together with all translations, adaptations, derivations, and combinations thereof, and all applications, registrations, and renewals in connection therewith, and all goodwill associated therewith;

(c) registered and unregistered copyrightable works and copyrights, moral rights and other rights of authorship, attribution, integrity or paternity, and all applications, registrations, and renewals in connection therewith;

(d) trade secrets and other proprietary information of any kind (including ideas, research and development, know-how, technical information, formulas, compositions, manufacturing and production processes and techniques, data, designs, drawings, specifications, customer, reseller, partner, and supplier lists, pricing and cost information, and business and marketing plans and proposals, correspondence, and source code, whether in tangible or intangible form, and whether or not stored, compiled or memorialized physically, electronically, graphically, photographically or in writing);

(e) computer software (including data and related documentation), firmware, compilations, collections, databases and database rights (including under the EC Database Directive), toolsets, web sites, content and data, and related rights;

(f) versions, derivatives, enhancements, and improvements of any of the assets or materials described in this definition, and all copies and tangible embodiments thereof (in whatever form or medium);

(g) statutory, contractual and other claims, demands and rights for royalties, fees or other income from any of the foregoing, and all rights to sue for infringement or violation of any of the foregoing, and all proceeds thereof; and

(h) any other rights under patent, trademark, copyright, trade secret laws, and other intellectual property rights recognized in any jurisdiction worldwide.

“Knowledge” means, the actual conscious awareness, or not, as the context requires, of the particular fact by Kevin Bresnahan, Per Nygren, Darin Buchanan, Steve Wooten, Pedro Afable, Kurt Nagel, David Freese, any corporate officer of Seller, or the general manager of the INS Business (if other than Kevin Bresnahan). Any such individual shall be deemed to have actual knowledge of a particular fact, circumstance, event or other matter if such fact, circumstance, event or other matter is reflected in one or more documents (whether written or electronic, including electronic mails sent to or by such individual) in, or that have been in, such individual’s possession, including personal files of such individual.

“Liability” or “Liabilities” means any direct or indirect liability, indebtedness, obligation, expense, claim, loss, damage, deficiency, guaranty or endorsement of or by any Person, absolute or contingent, known or unknown, accrued or unaccrued, due or to become due, liquidated or unliquidated.

“Licensed Back Intellectual Property” means the Intellectual Property that comprises or is embodied in version 9.2 of the INS Software.

“Material Adverse Effect” means any event, circumstance, condition, development, change in, effect or occurrence, whether individually or in the aggregate with any other event, circumstance, condition, development, change in, effect or occurrence, causing, resulting in or giving rise to a material adverse effect upon the INS Business and/or any of the Purchased Assets, including the operations or results of operations or future prospects of the INS Business, except any such effect resulting from or arising in connection with changes in economic, industry, regulatory, or political conditions generally.

“Open Source Software” includes software of the type commonly referred to as “open source,” including without limitation, software licensed or distributed under any public license or of the following or similar licenses or distribution models: GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); The Artistic License (e.g. PERL); the Mozilla Public License; the Netscape Public License; the Sun Community Source License (SCSL); the Sun Industry Standards License; any other licenses approved by the Open Source Initiative; or any other similar license or distribution models. For the avoidance of doubt, this definition includes any software that requires as a condition of use, modification or distribution, that any software incorporated with, derived from or distributed with such software: (i) be disclosed or distributed in source code form, (ii) be redistributed at no charge, and/or (iii) be licensed for the purpose of making derivative works or be provided to a third party with the right to create derivative works.

“Owned Intellectual Property” means Intellectual Property included in the INS Intellectual Property (defined in Section 4.6(a), below) that is owned by Seller as of the Closing Date, including the Intellectual Property identified in Schedule 4.6(a).

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Registered Intellectual Property” means Owned Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by any governmental or quasi-governmental agency or non-governmental registrar or administrative entity, anywhere in the world as of the Closing Date.

“Tax” or “Taxes” means any means (i) any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind imposed by any governmental entity or taxing authority, including, without limitation, taxes or other charges on, measured by, or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customs duties, tariffs and similar charges; (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, combined, consolidated or unitary group for any Taxable period; (iii) any liability for the payment of any amounts of the type described in (i) as a result of being a person required by law to withhold or collect taxes imposed on another person; (iv) any liability for the payment of amounts of the type described in (i), (ii), (iii) as a result of being a transferee of, or a successor in interest to, any person or as a result of an express or implied obligation to indemnify any person; and (v) any and all interest, penalties, additions to tax and additional amounts imposed in connection with or with respect to any amounts described in (i), (ii), (iii) or (iv).

“Tax Return” means any return, report, statement, form or other documentation (including any additional or supporting material and any amendments or supplements) filed or maintained with any governmental agency, or required to be filed or maintained, with respect to or in connection with the calculation, determination, assessment or collection of any Taxes.

“Third Party Intellectual Property” means INS Intellectual Property owned by a party other than Seller, including without limitation commercially available technologies.

“Unassumed Liabilities” means any Liability of Seller to the extent arising out of or related to events, facts, circumstances or conditions existing or arising, in whole or in part, on or prior to the Closing Date, including but not limited to each of the following: (i) Liabilities arising out of any default by Seller on or prior to the Closing Date of any provision of any Contract; (ii) any Liabilities arising out of or related to any assets of the Seller that are not Purchased Assets; (iii) any and all Liabilities arising on or prior to the Closing Date or as a result of the Closing for salary, severance, bonuses or any other form of compensation to any employees, agents or independent contractors of Seller, whether or not employed by Purchaser after the Closing, and whether or not arising under any applicable law, benefit plan or other arrangement; (iv) any Liability arising out of or related to the actual or constructive termination of any employee by Seller; and (v) any Liability arising out of or related to the termination of any Contract or Agreement by Purchaser at any time prior to the Closing Date. Notwithstanding any provision to the contrary, Unassumed Liabilities shall not include any obligations of Purchaser arising from or related to performance of the Assumed Contracts from and after the Closing Date.

“Vendor Contracts” means the vendor contracts set forth in Exhibit D hereto.

Section 2.	Purchase of Assets.

2.1. At the Closing (as defined in Section 3.1 below), on the terms and subject to the conditions of this Agreement, Seller will assign, convey, transfer and deliver to Purchaser: (i) the Purchased Assets and (ii) the INS Business related thereto in consideration of a payment of $17,450,000 in cash (the “Cash Consideration”).

2.2. The parties will agree on a preliminary allocation of the Cash Consideration among the Purchased Assets (including the covenant not to compete referred to in Section 9.2) within 45 days after the Closing Date to enable Seller to file all necessary Tax Returns in connection with Taxes related to the transaction, and within 30 days of Seller providing Purchaser with copies of such filed Tax Returns, the parties will agree on the final allocation of the Cash Consideration. The parties agree to prepare and file any and all Tax Returns (including, without limitation, information Tax Returns) consistent with such allocation. Such allocation shall be made in accordance with Internal Code Section 1060 and the Treasury Regulations thereunder.

2.3. At the Closing, Purchaser shall assume and agree to pay, discharge or perform, as appropriate, those liabilities of Seller under the contracts listed on Exhibit G (the “Assumed Contracts”) arising from and after the Closing Date.

2.4. Notwithstanding anything in this Agreement to the contrary, except with respect to the obligations related to performance of the Assumed Contracts from and after the Closing Date, Purchaser is not assuming under this Agreement, or any other document or instrument executed in connection herewith, any Liability of Seller, including, without limitation, any of the Unassumed Liabilities.

2.5 Subject to the terms and conditions of this Agreement, Purchaser hereby grants to Seller, and Seller’s outsourced third-party maintenance provider (the “Third Party Maintenance Provider”), and Seller hereby accepts from Purchaser, to be effective simultaneously with the transfer of the Owned Intellectual Property from Seller to Purchaser, a non-exclusive, non-transferable, fully paid-up license to use the executable version of the Licensed Back Intellectual Property internally, solely for Seller’s performance and fulfillment of its obligations pursuant to the Master Services Agreement by and between Lightbridge, Inc. and America Online, Inc., dated June 2, 2004 (the “AOL Agreement”). The Licensed Back Intellectual Property shall at all times remain the property of Purchaser, and not Seller or Third Party Maintenance Provider and shall not be sublicensed or transferred by Seller or Third Party Maintenance Provider without the prior written consent of Purchaser. Seller and Third Party Maintenance Provider shall not directly or indirectly modify, translate, reverse engineer, decompile, disassemble, create derivative works based on, or sublicense any of the Licensed Based Intellectual Property. The Licensed Back Intellectual Property shall be treated at all times as Purchaser’s confidential information, including for purposes of the Nondisclosure Agreement referenced in Section 10.16 of this Agreement. During the term of this license, Purchaser shall provide to Seller such reasonable maintenance services for correcting software errors, excluding any enhancements and upgrades, with respect to the Licensed Back Intellectual Property as is necessary for the operation of the Licensed Back Intellectual Property in the same manner as it was operating prior to the Closing Date, in order to assist Seller in performing its obligations with respect to maintenance and support under the AOL Agreement; however, the parties agree that while Purchaser will use commercially reasonable efforts to provide maintenance services, Purchaser is not guaranteeing that it will meet any particular service levels or response/resolution times or other obligations of Seller under the AOL Agreement, and that Purchaser shall have no liability therefor. This license shall commence on the Closing Date and shall continue until June 10, 2006. This license shall be terminable by Purchaser in the event of any material breach of this Section 2.5, and in any event, shall terminate automatically upon termination or expiration of the AOL Agreement. Seller shall be responsible for the acts and omissions of the Third Party Maintenance Provider with respect to the Licensed Back Intellectual Property, and Purchaser will look solely to Seller in connection with assuring compliance by the Third-Party Maintenance Provider for compliance with all terms and conditions of this license, including but not limited to the specific limitations regarding the scope of this license, for the Licensed Back Intellectual Property. Seller will further provide adequate assurances, reasonably satisfactory to Purchaser, that the Third-Party Maintenance Provider has deleted any Licensed Back Intellectual Property code from its systems upon the termination or expiration of its relationship with Seller and, in any event, at the termination or expiration of the AOL Agreement. Seller will indemnify and hold Purchaser harmless from and against any claims, damages, losses or other liability incurred by Purchaser, including reasonable legal fees and related expenses, based upon (i) any act or omission of the Third Party Maintenance Provider with respect to the Licensed Back Intellectual Property and (ii) any action by AOL with respect to the Licensed Back Intellectual Property, excluding any claims arising from the gross negligence or willful misconduct of Purchaser.

Section 3. The Closing.

3.1. Subject to the terms and conditions hereof, the closing of the transactions contemplated by this Agreement shall occur simultaneously (the “Closing”) and shall take place at the offices of DLA Piper Rudnick Gray Cary US LLP, 1775 Wiehle Avenue, Suite 400, Reston, Virginia 20190, commencing at 10:00 a.m. local time on May 31, 2005 (the “Closing Date”) or at such other place and time as Seller and Purchaser may agree.

3.2. Subject to the terms and conditions hereof, on the Closing Date: (i) Seller will deliver to Purchaser good and valid title to the Purchased Assets, free and clear of all Encumbrances and the INS Business; (ii) Purchaser will pay to Seller the Cash Consideration, less (x) the Escrow Fund (as defined herein) to be placed in escrow pursuant to Section 8.3, and (y) the amount of the Radiomovil Deposit as set forth in Section 9.12, and (iii) Purchaser shall deposit the Escrow Fund with the Escrow Agent.

3.3. On the Closing Date, Seller shall deliver to Purchaser such bills of sale, endorsements, assignments and other good and sufficient instruments of assignment, transfer and conveyance, in form and substance reasonably satisfactory to Purchaser, as shall be effective to vest in Purchaser all of Seller’s title to the Purchased Assets (excluding the Excluded Assets), Assumed Contracts and the INS Business. Simultaneous with such delivery, Seller shall take such reasonable steps as may be necessary or appropriate, in the reasonable judgment of Purchaser, at and after the Closing so that Purchaser shall be placed in actual possession and operating control of the Purchased Assets, Assumed Contracts and the INS Business. From and after the Closing Date, upon request of Purchaser and at the cost and expense of Seller, Seller shall execute, acknowledge and deliver all such further assignments, transfers, conveyances and other instruments as may be necessary to assign, transfer and convey to and vest in Purchaser its right, title and interest in the Purchased Assets, Assumed Contracts and the INS Business, and as otherwise may be appropriate to carry out the transactions contemplated by this Agreement. In addition, if Purchaser identifies any material asset used prior to the Closing Date primarily in the INS Business but not included among the Purchased Assets or Excluded Assets, Purchaser shall provide a written notice to Seller identifying such asset and certifying its use in the INS Business, and Seller will transfer such asset to Purchaser for no additional consideration and will execute all documents reasonably necessary to vest in Purchaser all right, title and interest to such asset, free and clear of any Encumbrances.

Section 4. Representations and Warranties of Seller.

Seller hereby represents and warrants to Purchaser as of the date hereof, and as of the Closing Date, as follows:

4.1. Organization and Standing. Seller is a corporation duly organized and validly existing under the laws of the State of Delaware and is in good standing under such laws. Seller has all requisite corporate power to own and operate its properties and assets, including the Purchased Assets, and to carry on its business, including the INS Business, as presently conducted. Seller is duly qualified to conduct the INS Business and is in good standing under the laws of each jurisdiction in which the nature of the INS Business or the ownership or leasing of its properties, including the Purchased Assets, requires such qualification except where the failure to have such qualification would not have a Material Adverse Effect on the Seller’s ability to consummate the transactions contemplated hereby.

4.2. Corporate Power. Seller has all requisite corporate power to execute and deliver this Agreement and to carry out and perform its obligations under the terms of this Agreement.

4.3. Authorization. The execution and delivery of this Agreement, the performance by Seller of this Agreement, and the consummation by Seller of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Seller. This Agreement constitutes the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief or other equitable remedies.

4.4. Non-contravention. Neither the execution and delivery by Seller of this Agreement or, nor the consummation by Seller of the transactions contemplated hereby or thereby will:

(i) conflict with or violate any provision of the charter or bylaws of Seller;

(ii) Except as disclosed on Schedule 4.4(ii), require on the part of Seller any filing, declaration or registration with, or any permit, authorization, consent or approval of any Governmental Entity;

(iii) except as disclosed on Schedule 4.4(iii), materially conflict with, result in a material breach of, constitute (with or without due notice or lapse of time or both) a material default under, result in the acceleration of or the loss of a material benefit under, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any material contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Encumbrance or other arrangement to which Seller is a party or by which Seller is bound or to which any of the Purchased Assets and the INS Business are subject;

(iv) except as disclosed on Schedule 4.4(iv), result in the imposition of an Encumbrance upon any of the Purchased Assets and the INS Business; or

(v) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Seller or any of its properties or assets.

4.5. Title to Properties and Assets. Except for those assets specifically identified on Schedule 4.5 (the “Excluded Assets”), the Purchased Assets constitute all of the assets used by Seller in the INS Business. Seller has good and marketable title to all of the Purchased Assets except the Excluded Assets, subject to no Encumbrances, and upon completion of the Closing, Purchaser shall receive good and marketable title to the Purchased Assets, subject to no Encumbrances, other than the lien of current taxes not yet due and payable, all of which shall be paid by Seller when due and other than the Excluded Assets. All equipment included in the Purchased Assets SHALL BE TRANSFERRED AND ASSIGNED TO PURCHASER “AS IS, WHERE IS” AND “WITH ALL FAULTS,” EXCLUSIVE OF ANY WARRANTIES OR REPRESENTATIONS WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT.

4.6. Intellectual Property.

(a) INS Intellectual Property. Schedule 4.6(a) contains an accurate and complete list of all material items of INS Intellectual Property, separately identifying each component of INS Intellectual Property constituting: (1) material Owned Intellectual Property, (2) material Third Party Intellectual Property, and (3) Registered Intellectual Property.

(b) Ownership and Right to Use. Seller either: (i) owns exclusively the INS Intellectual Property and has good and valid title to the INS Intellectual Property, free and clear of any Encumbrance; or (ii) has the necessary and sufficient valid and legally enforceable rights to use (free and clear of any Encumbrance) the INS Intellectual Property in the conduct of the INS Business as it is conducted by Seller, pursuant to a license, consent or other agreement identified in Schedule 4.6(b). Except as identified in Schedule 4.6(b), Seller created all of the Owned Intellectual Property. To Seller’s Knowledge, there are no facts or circumstances that would render the INS Intellectual Property or Seller’s rights in or to the INS Intellectual Property invalid or unenforceable. No Person has any rights in or to any of the Owned Intellectual Property that would cause a reversion or renewal of rights in favor of that Person or termination of Seller’s or, following Closing, Purchaser’s rights in or to the Owned Intellectual Property.

(c) Registered Intellectual Property.

(i) The pending trademark applications listed on Schedule 4.6(c) are the only items of Registered Intellectual Property. The Registered Intellectual Property remains, valid and subsisting, in good standing, with all application fees, and other amounts due as of the Closing Date duly paid, and, except as set forth on Schedule 4.6(c), all necessary documents in connection with the Registered Intellectual Property have been filed, in a timely manner. Except as set forth on Schedule 4.6(c), all of the Seller’s rights in and to the Registered Intellectual Property are enforceable. Seller has made available to Purchaser correct and complete copies of written documentation evidencing ownership and prosecution (if applicable) of each item of Registered Intellectual Property.

(ii) Seller has not received any notice of any pending actions or opposition with respect to the Registered Intellectual Property. Schedule 4.6(c) contains a complete and accurate list of all actions that must be taken within 90 days following the Closing Date relating to the payment of any taxes, fees or other amounts, or the filing of any documents necessary or appropriate to maintain any Registered Intellectual Property with the appropriate official office (e.g., patent or trademark office, or the appropriate governmental or regulatory agency).

(iii) The various software products, documentation and other materials included in the Owned Intellectual Property that are distributed or made available to third parties directly by Seller contain appropriate intellectual property rights notices and legends consistent with applicable laws and the maintenance of Seller’s rights in and to such materials.

(d) No Violations of Rights. Except as listed on Schedule 4.6(d), no party has, to Seller’s Knowledge, infringed, misappropriated or otherwise used without authorization any of the Owned Intellectual Property (including any of Seller’s products or services). Immediately after the Closing, Purchaser will have sole rights to bring actions for infringement or misappropriation regarding the Owned Intellectual Property. Neither the conduct of the INS Business nor Seller’s creation, use, license or other exploitation of any INS Intellectual Property infringes upon or misappropriates the Intellectual Property or other right of any party, and, to Seller’s Knowledge, there is no basis for such a claim to be made. Except as set forth in Schedule 4.6(d), Seller has not received any written claim or notice in which any party alleges that the INS Business, or the INS Intellectual Property has infringed, misappropriated or used without authorization any Intellectual Property rights of another party, and, to Seller’s Knowledge, no basis for any such claim or allegation exists.

(e) Licenses and Rights. Seller has not breached or violated any of the agreements governing use of any Third Party Intellectual Property and, to the Knowledge of Seller, no other party to those agreements has breached any of those agreements. Schedule 4.6(e) lists all agreements with ongoing obligations of Seller pursuant to which Seller has licensed or otherwise granted rights in or to any of the INS Intellectual Property to any third party, including without limitation any rights to use, market, distribute or otherwise exploit or commercialize any of the Owned Intellectual Property. Seller has not breached or violated any of those agreements and, to the Knowledge of Seller, no other party to those agreements has breached any of those agreements. Except as set forth on Schedule 4.6(e), Seller is not obligated to pay any royalties or other payments to third parties with respect to the marketing, sale, distribution, manufacture, license or use of any INS Intellectual Property.

(f) No Harmful Code. Seller takes commercially reasonable steps to assure that, with respect to the INS Business, all software and data residing on its computer networks or licensed or otherwise distributed to customers is free of viruses and other disruptive technological means, and that the INS Intellectual Property does not contain any Harmful Code.

(g) Software. Each of the computer software programs included in the Owned Intellectual Property, and each of Seller’s commercial products and services included in the INS Intellectual Property, is functional and operational substantially in accordance with the applicable specifications and documentation relating to that software. All Seller software, products and services with respect to the INS Business have been documented in accordance with the standard practices of Seller. Seller possesses the source and object code versions of all INS Software that Seller is currently obligated to support and maintain pursuant to the Customer Contracts, and such source and object code versions are sufficient to enable a reasonably skilled engineer to modify, maintain, support and repair the INS Software. Seller shall deliver to Purchaser, upon Closing, (1) the source and object code versions of all such versions of the INS Software that Seller currently is obligated to support and maintain, and (2) the source code and object code versions of all prior releases of INS Software that Seller has in its possession that are not currently supported or maintained by Seller. No source code of the INS Software or of other software included in the Owned Intellectual Property has been published in any form or manner, or licensed or distributed, and such source code is not in the public domain. Other than the US commercial release versions of Seller’s INS Software, Seller has not prepared and has not authorized any other party to prepare any other versions of Seller’s products and services with respect to the INS Business for commercial use, except as identified on Schedule 4.6(g).

(h) Government Funding; Open Source Software. No Owned Intellectual Property or Seller product or service with respect to the INS Business was developed using government or university funding or facilities; neither was it obtained from any government or university, except as set forth on Schedule 4.6(h). Seller has not used Open Source Software in the development of the products and service of the INS Business in a manner that would subject Seller or any INS Intellectual Property to all or part of the obligations of Open Source Software. Except as set forth on Schedule 4.6(h), the INS Intellectual Property does not include any Open Source Software.

(i) Proprietary Information and Confidentiality. Seller has taken appropriate, commercially reasonable steps to protect and preserve trade secrets and the confidentiality of other confidential information included in the INS Intellectual Property. Seller has taken the appropriate steps necessary to comply with any duties of Seller to protect the confidentiality of information provided by any other Person to Seller in connection with the INS Business. Each employee (hired on or after February 7, 2001) and each individual contractor (engaged on or after February 7, 2001) of the INS Business (whether or not currently employed or engaged) contributing in any material respect to the Owned Intellectual Property or otherwise to Seller’s products and services has executed a valid and enforceable written agreement (containing no exceptions or exclusions from the scope of its coverage) irrevocably assigning all of its Intellectual Property rights in and to the INS Intellectual Property to Seller. In the case of employees, such agreement is substantially in the form(s) attached as Exhibit H. None of those current or former employees, consultants or other independent contractors has violated any of those agreements.

(j) Special Agreements and Terms. Seller has separately identified in Schedules 4.6(a), 4.6(b) and 4.6(j) any of the following related to the INS Intellectual Property: (1) any exclusive rights in or to the INS Intellectual Property granted by or agreed to by Seller, (2) any “most favored” treatment or similar rights granted by Seller, whether with respect to pricing or other terms, and (3) any agreement outside the ordinary course of business under which Seller has offered another party a refund or similar right with respect to amounts paid to Seller in connection with products or services provided by Seller or its contractors, where such right is outstanding as of the Closing Date. Except as set forth in Schedule 4.6(j), there are no source code escrow agreements to which Seller is a party with respect to the source code of the INS Software, and Seller has not agreed to any other forms of delivery or disclosure of any source code of the INS Software to a third party or for the benefit of a party other than Seller. Seller has received no written notice of, and there is not, any legal proceeding, order, agreement or similar arrangement that prohibits or restricts Seller from carrying on (in a manner substantially consistent with the conduct of the INS Business as of the Closing Date) the INS Business anywhere in the world where Seller does, or presently contemplates doing, business.

(k) Effect of Closing. The consummation of the transactions contemplated by this Agreement shall not cause Seller or Purchaser to be in violation of any license, sublicense, agreement or instrument relating to the INS Intellectual Property to which Seller is a party or otherwise bound, nor will the consummation of the transactions contemplated by this Agreement, cause: (1) the diminution, termination or forfeiture of any INS Intellectual Property or any rights of Seller (or after Closing, Purchaser) therein or thereto, or the increase of any financial or burden with respect to any INS Intellectual Property, (2) any party to be entitled to the release of any source code escrow of any INS Intellectual Property, or (3) there to be a material breach of an agreement to which Seller is a party in connection with the INS Intellectual Property, or there to arise any impairment, claim or Encumbrance on the INS Intellectual Property or any rights of Seller (or after Closing, Purchaser) therein or thereto. Immediately following consummation of the transactions contemplated by this agreement, Purchaser shall have the same rights in and to the INS Intellectual Property as Seller had immediately prior to Closing, including valid and marketable title to all Owned Intellectual Property.

4.7. Compliance with Law, Other Instruments. Seller has not been and is not currently in violation of any law, order, statute, rule or regulation applicable to the INS Business except where the violation would not have a Material Adverse Effect on the Seller’s ability to consummate the transactions contemplated hereby. The execution, delivery and performance of and compliance with this Agreement have not resulted and will not result in any violation of, or conflict with, or constitute (with due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any term of Seller’s charter or bylaws or any material contract binding on Seller or result in the creation of any mortgage, pledge, lien, Encumbrance or charge upon any of the Purchased Assets, the INS Intellectual Property or the INS Business.

4.8. Litigation. Except as set forth on Schedule 4.8, there are no actions, suits, proceedings or investigations pending (or to the Seller’s Knowledge, threatened) against Seller with respect to the Purchased Assets or the INS Business before any court or governmental agency. There are no actions, suits, proceedings or investigations pending (or to the best Seller’s Knowledge, threatened), including any asking to enjoin or prevent the consummation of the transactions contemplated by this Agreement, or otherwise claiming that this Agreement, the transactions contemplated hereby or the consummation thereof are improper.

4.9. Employees and Contractors. A list of all employees employed in the INS Business (the “INS Business Employees”), including their current salary and payroll deductions and independent contractors engaged in the INS Business (the “INS Business Contractors”) is attached hereto as Schedule 4.9. Schedule 4.9 also includes a list of all contracts pursuant to which INS Business Contractors are engaged (the “Contractor Agreements”). Except as set forth on Schedule 4.9, no INS Business Employee or INS Business Contractor has any agreement regarding employment with Seller. Each INS Business Contractor has been properly characterized in accordance with applicable tax regulations as an independent contractor and is not an employee. Seller does not have any collective bargaining agreements covering any of the INS Business Employees nor does Seller have any express or implied contracts or agreements with any labor union regarding the INS Business Employees, nor has any labor union, to Seller’s Knowledge, sought to represent any of the INS Business Employees. Except as set forth on Schedule 4.9, Seller is not a party to or bound by any employment contract, deferred compensation arrangement, bonus plan, incentive plan, profit sharing plan, retirement agreement or other employee compensation plan or agreement with respect to the INS Business Employees. None of the INS Business Employees or INS Business Contractors is in violation of any term of any employment contract or any other agreement relating to the right of any such individual to be employed or engaged by the INS Business, and Seller has not received any notice alleging that any such violation has occurred. Seller has not received any written notice that any INS Business Employee or INS Business Contractor intends to terminate his/her/its employment or engagement, nor (except as set forth on Schedule 4.9) does Seller have any present intention to terminate the employment or engagement of any INS Business Employees or INS Business Contractors. Each employee (hired on or after February 7, 2001) and each individual contractor (engaged on or after February 7, 2001) of the INS Business (whether or not currently employed or engaged) has executed an invention assignment and nondisclosure agreement substantially in the form attached to Schedule 4.9.

4.10. Employee Benefit Plans.

(a) Except as set forth on Schedule 4.10, Seller does not have or otherwise contribute to or participate in any Benefit Plan (as herein defined) which is for the benefit of the INS Business Employees.

(b) No action or failure to take an action by Seller, any Affiliate of Seller (including affiliates by reason of Sections 414(b), 414(c) or 414(m) of the Code (“ERISA Affiliates”)), or any other Person, and no facts or circumstances exist that, could directly or indirectly subject Purchaser or any of its affiliates (or any of their employees or directors) to any Liability of any nature with respect to any pension, profit-sharing, welfare, hospitalization, insurance, bonus, incentive, perquisite, paid time off, severance, employment or other benefit plan, policy, practice or agreement relating to the INS Business Employees which is now, or has been at any time, sponsored, maintained, contributed to, or required to be contributed to by Seller or any of its Affiliates (including ERISA Affiliates), to which Seller or any of its Affiliates (including ERISA Affiliates) are a party, or with respect to which Seller or any of its Affiliates (including ERISA Affiliates) has or could have any Liability of any nature (each such plan, policy, practice or agreement is referred to herein as a “Benefit Plan”). Neither the Seller nor any ERISA Affiliate has ever sponsored, maintained, contributed to or had any obligation to contribute to any Benefit Plan subject to Section 412 of the Code or Title IV of the Employee Retirement Income Security Act of 1974, as amended. Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified, and Seller has delivered to Purchaser a currently effective IRS determination or opinion letter covering such plan. No INS Business Employee is employed outside the United States, and no Benefit Plan that is applicable to the INS Business Employees is subject to the laws of any foreign jurisdiction.

4.11. Material Contracts.

(a) Except with respect to non-disclosure agreements and confidentiality agreements, none of which will affect the operation by Buyer of the INS Business from and after the Closing Date or otherwise be binding on Buyer, Schedule 4.11 sets forth a complete and correct list of each contract, agreement or commitment with respect to the INS Business:

(i) upon which any substantial part of the INS Business is dependent or which, if breached, would reasonably be expected to have a Material Adverse Effect on the operation of the INS Business;

(ii) which provides for aggregate future payments of more than $25,000 per contract, except for purchase orders or sales orders arising in the ordinary and usual course of business, in which case they are listed only if any party thereto is obligated to make payments pursuant thereto aggregating more than $35,000 in any year, per contract;

(iii) which extends more than one year from the date hereof and is not cancelable without penalty by either party on 30 days’ notice;

(iv) which provides for the sale, after the date hereof and other than in the ordinary course of business, of any of the Purchased Assets;

(v) which contains covenants pursuant to which any Person has agreed not to compete with any business conducted by the INS Business or not to disclose to others information concerning the INS Business (excluding employee agreements);

(vi) which provide proposals to license Purchased Assets (e.g., letters of intent) which have been issued but not necessarily executed and have not yet expired by their terms in connection with potential future licenses to third parties;

(vii) which prohibits or restricts any operator of the INS Business to engage in any business competitive with any other Person;

(viii) which provide for “most favored” treatment or similar rights granted by Seller, whether with respect to pricing or any other terms, and

(ix) which documents licenses with respect to third party software products licensed by Seller prior to the Closing Date and comprising part of, or used in connection with, the Purchased Assets.

(b) Each of the contracts identified in Section 4.11(a) is referred to in this Agreement as a “Material Contract.” Except as set forth in Schedule 4.11(b), all of Contracts, are in full force and effect and there has not occurred, with respect to any Contract, any material default or event of material default on the part of Seller, or event which, with or without due notice or lapse of time or both, would reasonably be expected to constitute a material default or event of material default on the part of Seller or, to the best of Seller’s Knowledge, any other party thereto. Complete copies of all of the Contracts, including any amendments, supplements, addenda, side agreements, side letters, modifications or waivers with respect thereto, have been delivered to Purchaser. To the Knowledge of Seller, there have been no oral modifications, amendments or waivers with respect to any Contract.

(c) With respect to each Material Contract identified on Schedule 4.11(a), Seller has fully performed all of its obligations pursuant thereto (or such obligations have been fully performed through subcontractors or outsourced suppliers selected and supervised by Seller), and no other party to any such Material Contract has provided written notice, or to the Knowledge of Seller, oral notice, ,that Seller is in breach of such Material Contract. To the Knowledge of Seller, there are no existing delays or other factors which (or factors which with notice or the passage of time) would result in a material breach of any Material Contract.

(d) Seller is not in violation of any “most favored” treatment or similar rights granted by Seller, whether with respect to pricing or other terms of any Contract.

4.12. Taxes Except as set forth on Schedule 4.12 attached hereto, with respect to the Purchased Assets and the INS Business:

(i) The Seller has timely filed or caused to be filed all Tax Returns required to have been filed by it on or before the Closing Date, and all such Tax Returns were prepared in good faith.. The Seller has paid all Taxes that were shown thereon.

(ii) There are no unpaid Taxes payable by the Seller or by any other person that are or could become a Lien on any of the Purchased Assets of the Seller or that could otherwise result in any liability to the Purchaser;

(iii) There is no current or pending audit, examination, administrative or judicial proceeding, or deficiency or refund litigation with respect to any Taxes of or Tax Returns filed by the Seller nor has any taxing authority filed or asserted any claim for the assessment of any unpaid Tax against or with respect to the Purchased Assets or the INS Business;

(iv) The Seller has maintained its tax records in accordance with all applicable tax laws and regulations;

(v) The Seller has collected or withheld all amounts required to be collected or withheld by them with respect to any Taxes (including, but not limited sales and use Taxes and employment related Taxes), and all such amounts have been paid to the appropriate governmental agencies or set aside in appropriate accounts for future payment when due; and

(vi) All withholding or similar Taxes that were required to be collected by the direct customers of the Seller have been collected and withheld and paid to the appropriate taxing authority, it being understood and agreed that “direct customers of the Seller” includes all resellers of the INS Software.

4.13. Financial Statements.

(a) Seller has furnished Purchaser with unaudited balance sheet and statement of income relating to the INS Business for the period ended March 31, 2005 (together, the “Financial Statements”). Except as set forth in Schedule 4.13 attached hereto, the Financial Statements present fairly the financial condition of the INS Business, are in accordance with the books and records of Seller and have been prepared in a manner consistent with United States generally accepted accounting principles (“GAAP”) as applied by Seller in its audited financial statements on a consistent basis.

(b) Except as set forth in Schedule 4.13, since March 31, 2005 (the “Financial Reports Date”), there has not been any material adverse change in the financial condition, operations, results of operations, or future prospects of the INS Business. Without limiting the generality of the foregoing, since that date:

(i) Seller has not sold, leased, transferred, or assigned any of the Purchased Assets, tangible or intangible, of the INS Business other than for a fair consideration in the ordinary course of business;

(ii) Seller has not entered into any Material Contract outside the ordinary course of business;

(iii) no party (including Seller) has accelerated, terminated, modified, or cancelled any Material Contract, to which Seller is a party or by which Seller is bound;

(iv) Seller has not imposed any Encumbrance upon any of the Purchased Assets;

(v) Seller has not made any capital expenditure (or series of related capital expenditures) related to the INS Business outside the ordinary course of business;

(vi) Seller has not delayed or postponed the payment of accounts payable and other liabilities of the INS Business outside the ordinary course of business;

(vii) Seller has not cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) of the INS Business outside the ordinary course of business;

(viii) Seller has not granted any license or sublicense of any rights under or with respect to any INS Intellectual Property other than in the ordinary course of business;

(ix) there has been no change made or authorized in Seller’s charter or bylaws;

(x) Seller has not experienced any material damage, destruction, or loss (whether or not covered by insurance) to the Purchased Assets or any other property used in the INS Business;

(xi) Seller has not entered into any employment contract or collective bargaining agreement, written or oral, with respect to the INS Business or modified the terms of any such existing contract or agreement;

(xii) except as set forth in Schedule 4.13(b)(xii), Seller has not granted any increase in the base compensation of any of its officers and employees with respect to the INS Business and has not made any other change in employment terms or benefits outside the ordinary course of business;

(xiii) there has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the ordinary course of business involving the INS Business;

(xiv) Seller has not taken any action that has, or will have, a Material Adverse Effect upon the Purchased Assets or the INS Business; and

(xv) Seller has not entered into an agreement or otherwise committed to any of the foregoing.

(c) Seller does not have, with respect to the INS Business, any material liabilities (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand giving rise to any such liability), except for (i) liabilities set forth, accrued or reserved against on the Financial Statements; (ii) liabilities which have arisen since the Financial Reports Date in the ordinary course of business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law); and (iii) contractual or statutory liabilities incurred in the ordinary course of business which are not required by GAAP to be reflected on a balance sheet.

4.14. Insurance Coverage. Seller has maintained in full force and effect at all times during its ownership of the INS Business, and will maintain in full force and effect through the Closing Date, such policies of insurance or bonds of the type and in amounts customarily carried by persons conducting businesses similar to the INS Business. There are no pending claims for loss with respect to such policies of insurance or bonds and there have been no claims as to which coverage has been questioned, denied or disputed.

4.15. Real Property.

(a) Seller does not own any real property used in the INS Business.

(b) Schedule 4.15 lists and describes briefly all real property leased or subleased with respect to the INS Business. Seller has delivered to Purchaser correct and complete copies of the leases and subleases listed in Schedule 4.15. All required consents to the assignment of the leases and subleases listed in Schedule 4.15 are set forth in Schedule 4.4(iii). Except as otherwise set forth in Schedule 4.15, with respect to each lease and sublease listed in Schedule 4.14:

(i) the lease or sublease is legal, valid, binding, enforceable, and in full force and effect; and

(ii) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of such facilities.

(iii) Seller is not, and to Seller’s Knowledge, no other party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder.

4.16. Customers. No customer of the INS Business has canceled or otherwise terminated, and Seller has not received any written threat, or to the Knowledge of Seller, any oral threat, from any customer to cancel or otherwise terminate, its relationship with Seller with respect to the INS Business. Seller has not received any written notice, or to the Knowledge of Seller, any oral notice, that any customer will decrease materially its usage of the services or products of the INS Business. Seller has not engaged in any fraudulent conduct with respect to any customer of the INS Business.

4.17. Certain Payments. Neither Seller nor any of its directors, officers, agents, or employees or any other Person associated with or acting for or on behalf of them with respect to the INS Business, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the INS Business, or (iv) in violation of any federal, state, local, municipal, foreign or other constitution, ordinance, regulation, statute, treaty, or other law, or (b) established or maintained any fund or asset that has not been recorded in the books and records of Seller or its Affiliates with respect to the INS Business.

4.18. Related Party Transactions. None of the officers or directors of Seller or any of its Affiliates has any interest in any property, real or personal, tangible or intangible, including INS Intellectual Property, used in or pertaining to the INS Business, or any supplier, distributor, or customer of the INS Business, except for the normal rights of a stockholder.

4.19. Brokers’ Fees. Seller has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

4.20. Disclosure. Neither the representations or warranties made by Seller in this Agreement, nor disclosure schedules hereunder or any other certificate executed and delivered by Seller pursuant to this Agreement, when taken together, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were furnished.

4.21. Reliance. The foregoing representations and warranties are made by the Seller with the knowledge and expectation that Purchaser is placing reliance thereon.

Section 5. Representations and Warranties of Purchaser.

The Purchaser represents and warrants to Seller as follows as of the date hereof:

5.1. Organization. Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

5.2. Authorization of Transaction. Purchaser has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement, the performance by Purchaser of this Agreement, and the consummation by Purchaser of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Purchaser. This Agreement constitutes the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief or other equitable remedies.

5.3. Brokers’ Fees. Purchaser has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

Section 6. Conditions to Purchaser’s Obligations.

Purchaser’s obligation to consummate the transactions contemplated by this Agreement is subject to the fulfillment of each of the following conditions, any one or more of which may be waived by Purchaser:

6.1. Accuracy of Representations and Warranties. The representations and warranties made by Seller in Section 4 hereof shall be true, correct and complete in all material respects when made, and shall be true, correct and complete in all material respects as of the Closing with the same force and effect as if they had been made as of the Closing.

6.2. Compliance with Agreements. Seller shall have performed and complied in all material respects with all covenants, agreements and conditions contained in this Agreement to be performed by Seller on or prior to the Closing.

6.3. No Injunction. There shall be in force no claim, proceeding, action, order or decree by or before any Governmental Authority of competent jurisdiction: (i) restraining, enjoining, prohibiting, invalidating or otherwise preventing (or seeking to prevent) the consummation of the transactions contemplated under this Agreement and all documents incident thereto; or (ii) relating to the INS Business, including any threat or prospect thereof.

6.4. Proceedings. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be in form and substance satisfactory to Purchaser, and Purchaser shall have received all such originals or certified or other copies of such documents as Purchaser may reasonably request.

6.5. No Prohibitive Change in Law. There shall have been no law, statute, rule or regulation, domestic or foreign, enacted or promulgated which would prohibit or make illegal the consummation of the transactions contemplated under this Agreement and all documents incident thereto.

6.6. Assignment of Assumed Contracts. All the third-party consents necessary for the assignment of all Assumed Contracts to Purchaser shall have been obtained.

6.7. Consents. All licenses, permits, consents, waivers, approvals, and authorizations of such Governmental Entities that are necessary in connection with: (i) the execution and delivery by Seller of this Agreement and the other agreements executed in connection herewith; or (ii) the consummation by Seller of the transaction contemplated hereby shall have been obtained.

6.8. Delivery of Purchased Assets.. Seller shall have delivered to Purchaser, at or prior to the Closing, the Purchased Assets and the INS Business as set forth in Section 2 hereof, including two (2) master copies of all software related to the Prepay IN product in both source and object code formats as well as all codes, login IDs, activation keys and similar items required to use the Software in all the above environments. Seller shall also deliver to Purchaser all original Contracts and related documents (including all amendments, supplements, addenda, side agreements, side letters, modifications, waivers, invoices, correspondence, supporting documentation and related files).

6.9. Legal Opinion. Counsel to Seller shall have delivered to Purchaser its legal opinion in form and substance substantially identical to that attached hereto as Exhibit J.

6.10. Key Employees. Those employees identified below shall have accepted employment with Purchaser under employment offer letters stating terms and conditions of employment to be provided by Purchaser.

(i) Steve Wooten

(ii) (iii) (iv)	Pedro Afable Darin Buchanan Kurt Nagel

6.11. Bill of Sale. Seller shall have executed and delivered to Purchaser the Bill of Sale in substantially the form attached hereto as Exhibit K.

6.12. Assignment and Assumption Agreement. Seller shall have executed and delivered to Purchaser the Assignment and Assumption Agreement in substantially the form attached hereto as Exhibit L.

6.13. Secretary’s and/or Officer’s Certificates.

(a) Seller shall deliver to Purchaser a certificate, executed by a duly authorized officer of the Seller, certifying that each of the conditions set forth in Sections 6.1, 6.2, 6.4, and 6.146.14 are true, at and as of the Closing.

(b) Seller shall deliver to Purchaser a certificate, executed by a duly authorized officer of the Seller, certifying that (i) Seller has fully performed all of its obligations arising on or before the Closing Date pursuant to that certain General Terms and Conditions for the Supply of Equipment, Software, Services and Works for Distribution to Bharat Sanchar Nigam Limited (“BSNL”), and related agreements, dated on or about November 22, 2004, (the “BSNL Agreements”), except where non-performance would not constitute a material breach of the BSNL Agreements, and (ii) there are no existing delays or circumstances which (automatically or with notice or the passage of time) would reasonably be expected to result in a material breach of the BSNL Agreements.

6.14. No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Purchased Assets and the INS Business.

6.15. Transition Services Agreement. Seller shall have executed and delivered to Purchaser the Transition Services Agreement in substantially the form attached hereto as Exhibit M, pursuant to which Seller will on the terms and conditions set forth therein (i) provide transitional accounting services for a period of up to 120 days following the Closing Date, (ii) provide transitional human resources services for a period of up to one (1) month following the Closing Date, and (iii) provide the full time services of Kevin Bresnahan to facilitate the transition for a period of 90 days following the Closing Date.

6.16. Sublease. Seller shall have executed and delivered to Purchaser a sublease for approximately 24,724 square feet of office space at the premises in Broomfield, Colorado, providing for occupancy by Purchaser through June 30, 2008, at a rate of $32,000 per month, on such terms and conditions as set forth in the sublease, and on such other terms and conditions acceptable to Purchaser, including the right of Purchaser to further sublease the premises, as provided in the Lease and sublease, which sublease shall have been duly approved by and consented to by the landlord for such premises.

6.17. [Intentionally Deleted.]

6.18. Documents. Purchaser shall have received from Seller such other documents, in form and substance satisfactory to Purchaser, relating to matters incident to the transactions contemplated hereby as Purchaser may reasonably request, including but not limited to all licenses, permits, and registrations of Seller with respect to the INS Business.

6.19 Tax Documents.

(a) Purchaser will have received from Seller correct and complete copies of all Tax Returns, including Tax Returns relating to property Taxes, filed by Seller during the last three years through the Closing Date solely with respect to the Purchased Assets or the INS Business (the “Tax Documents”). Seller agrees to provide all reasonable assistance to, and to cooperate with, Purchaser from and after the Closing Date in connection with any and all matters which may arise with respect to the Tax Documents or any tax issues related to the INS Business and based on facts or circumstances arising on or prior to the Closing Date. From and after the Closing Date, Seller shall provide Purchaser with access, during normal business hours, to any of Seller’s Tax Documents and the work papers with respect thereto and to the INS Business which were not provided to Purchaser pursuant to this Section 6.19(a).

(b) Purchaser will have received from Seller a correct and complete schedule of all Tax Returns and related Tax payments relating to Tax periods ending on or before the Closing Date and including the Closing Date solely with respect to the Purchased Assets or the INS Business, which Tax Returns or Tax payments are due after the Closing Date (“Post-Closing Tax Returns” and “Post-Closing Tax Payments,” respectively), including all supporting documents necessary for the determination of the amounts due (such schedule and such supporting documents, the “Tax Schedule”). The Tax Schedule will contain, as applicable, (i) the name and number of the relevant Tax form to be filed, with the address of where to file such Tax form, (ii) the due date for filing such Post-Closing Tax Return, (iii) the estimated amount of the Post-Closing Tax Payment due, and (iv) the method of payment and to whom the Post-Closing Tax Payment is payable. The provision of the Tax Schedule as provided herein will not in any way alter the responsibility of Seller to file all Tax Returns with respect to periods ending on or before the Closing Date for the Purchased Assets or the INS Business. Seller will timely file all such Tax Returns (or will promptly inform Purchaser of any such Post-Closing Tax Returns that will not be timely filed and will provide Purchaser with the reason for not timely filing, copies of all extensions filed with respect thereto, and an assessment of when such Post-Closing Tax Returns will be filed) and will provide Purchaser with copies of any Post-Closing Tax Returns filed by Seller with respect to the INS Business within fifteen (15) days of such filing(s). Seller acknowledges that all Post-Closing Tax Returns to be filed by Seller are anticipated to be filed on or before July 31, 2005.

Section 7. Conditions to Obligations of Seller.

The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the fulfillment of each of the following conditions at the Closing, any one or more of which may be waived by Seller:

7.1. Seller Consideration. Seller shall have received at the Closing the Cash Consideration to be paid by Purchaser, net of the Escrow Fund, and Purchaser shall have deposited the Escrow Fund in accordance with Section 8.3.

7.2. Accuracy of Representations and Warranties. The representations and warranties of Purchaser in this Agreement or in any certificate or document delivered pursuant hereto shall be true, correct and complete in all material respects when made, and shall be true, correct and complete in all material respects as of the Closing with the same force and effect as if they had been made as of the Closing.

7.3. Compliance with Agreements. Purchaser shall have performed and complied with all agreements, covenants and conditions contained in this Agreement and any other documents contemplated hereby which are required to be performed or complied with by Purchaser at or before the Closing.

7.4. Assignment of Customer Contracts. All the third-party written consents necessary for the assignment of all Customer Contracts to Purchaser shall have been obtained.

7.5. Consents. All licenses, permits, consents, waivers, approvals, and authorizations of Governmental Entities that are necessary in connection with: (i) the execution and delivery by Seller of this Agreement and the other agreements executed in connection herewith; or (ii) the consummation by Seller of the transaction contemplated hereby shall have been obtained.

7.6. Proceedings. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be in form and substance satisfactory to Seller, and Seller shall have received all such originals or certified or other copies of such documents as Seller may reasonably request.

7.7. No Injunction. There shall be in force no claim, proceeding, action, order or decree by or before any Governmental Entity of competent jurisdiction: (i) restraining, enjoining, prohibiting, invalidating or otherwise preventing (or seeking to prevent) the consummation of the transactions contemplated under this Agreement and all documents incident thereto.

7.8. No Prohibitive Change in Law. There shall have been no law, statute, rule or regulation, domestic or foreign, enacted or promulgated which would prohibit or make illegal the consummation of the transactions contemplated under this Agreement and all documents incident thereto.

7.9. Authorizations. Any necessary consents, approvals, licenses, permits, orders and authorizations of, and any filings, registrations or qualifications with, any Governmental Entity or other Person (including any consents required under the Material Contracts) with respect to the transactions contemplated by this Agreement or any other document contemplated hereby shall have been obtained or made and shall be in full force and effect.

7.10. Other Documents. Seller shall have received from Purchaser such other documents, in form and substance satisfactory to Seller, relating to matters incident to the transactions contemplated under this Agreement and all documents incident thereto as Seller may reasonably request.

Section 8. Indemnification.

8.1. Survival. The representations and warranties of the parties made herein shall survive for eighteen (18) months after the Closing, except that the representations and warranties in Sections 4.5, 4.12 and 4.13(a) will survive for the applicable statute of limitations period and the representations and warranties in Section 4.6 will survive for two years after the Closing. Any covenants or agreements set forth in this Agreement shall survive until such covenant or agreement has been fully performed or until it expires pursuant to its terms or is otherwise waived.

8.2. Seller Indemnification. Subject in all cases to the limitations set forth in this Section 8, Seller hereby indemnifies Purchaser and its Affiliates and their respective directors, officers, agents, and employees (each, individually, a “Purchaser Indemnified Party” and, collectively, the “Purchaser Indemnified Parties”), from and against, and agree to hold each of them harmless from and against any and all damage, loss, liability and expense (including, without limitation, reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding whether involving a third party claim or a claim solely between the parties hereto) (“Damages”) incurred or suffered by any Purchaser Indemnified Party arising out of any misrepresentation or breach of warranty or breach of covenant or agreement made or to be performed by the Seller pursuant to this Agreement; provided, however, that, except with respect to claims related to breaches of Sections 2.5, 4.5, 4.6, 4.12 and 4.13(a) as hereinafter provided, (i) the Seller’s maximum liability under this Section 8.2 shall not exceed $1,745,000, and (ii), Purchaser acknowledges and agrees that the exclusive source of any amounts determined to be payable to it pursuant to this Section 8.2 shall be, first, the Escrow Fund, including any additional funds provided pursuant to Section 9.12, and, second, such further amounts from Lightbridge such that total does not to exceed $1,745,000 in the aggregate. In connection with Section 4.6, Purchaser shall be entitled to indemnification with respect to any and all matters identified on Schedule 4.6(d). Any claims with respect to a breach of Section 4.6 (including such matters identified on Schedule 4.6(d)) shall not exceed $5,000,000.

8.3. Escrow Fund. At the Closing, the Purchaser shall deposit $1,495,000 of the Cash Consideration (the “Escrow Fund”) with the Escrow Agent; the Escrow Fund shall be governed by the terms set forth herein and in the Escrow Agreement. The Escrow Fund may be augmented by Seller depositing up to $250,000 as provided in Section 9.12. The Escrow Fund (as supplemented by any additional funds provided under Section 9.12) shall be subject to reduction to satisfy the indemnification obligations of the Seller under Section 8.2. Claims for Damages by Purchaser that: (i) are accepted as valid by the Seller; or (ii) are otherwise determined to be valid, shall be paid by the Escrow Agent to Purchaser from the Escrow Fund pursuant to Section 8.6 (or paid by Seller to the extent the Escrow Fund does not aggregate $1,745,000).

8.4. Indemnification Period. Except with respect to the representations and warranties in Sections 4.5, 4.6, 4.12 and 4.13, the “Indemnification Period” shall commence on the Closing Date and terminate upon the close of business on the date that is eighteen (18) months following the Closing Date; provided, however, that with respect to a Purchaser Claim, a portion of the Escrow Fund (as supplemented by any additional funds provided under Section 9.12), which, in the reasonable judgment of the Purchaser, subject to the objection of the Seller and the final disposition of the matter, is necessary to satisfy any unsatisfied claims specified in any Indemnification Certificate theretofore delivered to the Escrow Agent prior to termination of the Indemnification Period with respect to facts and circumstances existing prior to expiration of the Indemnification Period, shall remain in the Escrow Fund until such claims have been resolved. Such retained portion of the Escrow Fund shall be retained only until the claim for indemnification pursuant to which such portion is being retained is settled or finally determined between Purchaser and Seller. In the event the Escrow Fund is not funded with an aggregate of $1,745,000, Seller shall also remain liable for such amount equal to $1,745,000 less the amount actually funded into the Escrow Account (including any additional funds provided under Section 9.12) (the “Escrow Shortfall”). The Indemnification Period with respect to any claims with respect to Section 4.6 shall terminate upon the close of business on the date two years following the Closing Date, and the Indemnification Period with respect to any claims with respect to Sections 2.5, 4.5, 4.12 and 4.13(a) shall terminate 30 days after the expiration of the statute of limitations with respect to any such claims. Any unsatisfied claims specified in any Indemnification Certificate with respect to Sections 2.5, 4.5, 4.6, 4.12 and 4.13(a) delivered to Seller prior to termination of the applicable Indemnification Period shall remain subject to Seller indemnification hereunder until such claims have been resolved.

8.5. Purchaser Indemnification. Purchaser hereby indemnifies Seller and its Affiliates and their respective directors, officers, agents, and employees (each, individually, a “Seller Indemnified Party” and, collectively, the “Seller Indemnified Parties”), from and against, and agree to hold each of them harmless from and against any and all Damage incurred or suffered by any Seller Indemnified Party during the Indemnification Period arising out of any misrepresentation or breach of warranty or breach of covenant or agreement made or to be performed by the Purchaser pursuant to this Agreement; provided, however, that the Purchaser’s maximum liability under this Section 8.5 shall not exceed $1,745,000, and no indemnification shall be claimed until Seller Indemnified Parties have incurred Damages in an aggregate amount greater than $50,000 and thereafter shall only be entitled to Damages in excess of such $50,000.

8.6. Claims.

(a) Together, “Purchaser Indemnified Parties” and “Seller Indemnified Parties” are herein referred to as “Indemnified Parties.” The party from whom indemnification is sought shall be referred to herein as the “Indemnifying Party.”

(b) Upon receipt by the Escrow Agent or by Purchaser on or before the last day of the applicable Indemnification Period of a certificate signed by any Indemnified Party (an “Indemnification Certificate”): (a) stating that with respect to the indemnification obligations of Seller or Purchaser, Damages exist in an aggregate amount greater than $50,000 have been incurred; and (b) specifying in reasonable detail the individual items of such Damages included in the amount so stated, the date each such item was paid, or properly accrued or arose, the nature of the misrepresentation, breach of warranty or claim to which such item is related, the Escrow Agent or Purchaser shall, subject to the provisions of this Section 8, pay to the Indemnified Party (in the case of a Purchaser Indemnified Party, such payment being out of the Escrow Fund), as promptly as practicable, a cash payment equal to the amount of such Damages in excess of $50,000. The Escrow Agent will not release any portion of the Escrow Fund to any Purchaser Indemnified Party, the Seller shall not be obligated to fund the Escrow Shortfall (if any), and the Purchaser shall not pay Damages to any Seller Indemnified Party pursuant to an Indemnification Certificate until the claim in such Indemnification Certificate has reached final disposition or is uncontested.

8.7. Objections to Claims from Escrow Fund. At the time of delivery of any Indemnification Certificate to the Escrow Agent, a duplicate copy of such Indemnification Certificate shall be delivered to the Seller and for a period of twenty (20) calendar days after such delivery, the Escrow Agent shall make no payment pursuant to Section 8.6 hereof unless the Escrow Agent shall have received written authorization from the Seller to make such payment. After the expiration of such twenty (20) calendar day period, the Escrow Agent shall make payment from the Escrow Fund in accordance with Section 8.6 hereof (and Seller shall fund any Escrow Shortfall), provided that no such payment may be made if the Seller shall object in a written statement to the claim made in the Indemnification Certificate, and such statement shall have been delivered to the Escrow Agent and to the Purchaser prior to the expiration of such twenty (20) day period. In case the Seller shall object in writing to any claim or claims by the Purchaser Indemnified Party made in any Indemnification Certificate, the Purchaser Indemnified Party shall have twenty (20) calendar days from receipt of the Seller’s objections to respond in a written statement to the objection of the Seller. If after such twenty (20) calendar day period there remains a dispute as to any claim, the Seller and the Purchaser shall attempt in good faith for ten (10) calendar days thereafter to agree upon the rights of the respective parties with respect to each of such claims. If the Seller and Purchaser should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and shall distribute property from the Escrow Fund in accordance with the terms hereof.

8.8. Objections to Claims against Purchaser. Purchaser shall have twenty (20) calendar days after receipt of an Indemnification Certificate to object to such Claim by delivering a written statement of objection to Seller. If Purchaser shall object in writing to any claim or claims by the Seller Indemnified Party made in any Indemnification Certificate, the Seller Indemnified Party shall have twenty (20) calendar days from receipt of the Purchaser’s objections to respond in a written statement to the objection of the Purchaser. If after such twenty (20) calendar day period there remains a dispute as to any claim, the Seller and the Purchaser shall attempt in good faith for ten (10) calendar days thereafter to agree upon the rights of the respective parties with respect to each of such claims. If the Seller and Purchaser should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and the Purchaser shall pay such Claim in accordance with the terms hereof.

8.9. Calculation of Damages. The amount of any Damages payable under this Section 8 by an Indemnifying Party shall be net of any amounts recovered or recoverable by the Indemnified Party under applicable insurance policies or from any other Person alleged to be responsible therefor. If the Indemnified Party receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible for any Damages, subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any reasonable payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to the amount received by the Indemnified Party, net of any expenses incurred by such Indemnified Party in collecting such amount.

8.10. Assignment of Claims. If the Indemnified Party receives any payment from an Indemnifying Party in respect of any Damages pursuant to Section 8.6 and the Indemnified Party could have recovered all or a part of such Damages from a third party (a “Potential Contributor”) based on the underlying Claim asserted against the Indemnifying Party, the Indemnified Party shall assign such of its rights to proceed against the Potential Contributor as are necessary to permit the Indemnifying Party to recover from the Potential Contributor the amount of such payment.

8.11. Third-Party Claims. In the event an Indemnified Party becomes aware of a third-party claim which the Indemnified Party believes may result in a demand against an Indemnifying Party, the Indemnified Party shall promptly notify the Indemnifying Party of such claim, and the Indemnifying Party shall be entitled, at their expense, to participate in any defense of such claim. The Indemnified Party shall have the right to settle any such claim; provided, however, that the Indemnified Party may not effect the settlement of any such claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. Following notice of any claim, the Indemnified Party shall notify the Indemnifying Party of any discussions, negotiations or other material developments affecting such claim and, to the extent commercially reasonable, permit the Indemnifying Party to participate in any such discussions or negotiations.

8.12. Exclusive Remedy and No Duplication. Seller and Purchaser hereby acknowledge and agree that, from and after the Closing, in the absence of fraud or willful misconduct on the part of the Indemnifying Party or any of its officers, directors, employees and agents in connection with the negotiation, execution or delivery of this Agreement or the consummation of the transactions contemplated thereby, their sole monetary remedy with respect to any and all claims arising in connection with the transactions contemplated by this Agreement shall be pursuant to the indemnification provisions set forth in this Section 8. Any liability for indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement. Notwithstanding the foregoing, none of the limitations of this Section shall apply to any claims for breach of the obligations in Section 2.5 or the representations and warranties in Sections 4.5, 4.6, 4.12 and 4.13(a).

8.13. Fraud; Intentional Misrepresentation. Notwithstanding any provision to the contrary contained in this Agreement, no limitation on liability shall apply to any claim based on fraud or intentional misrepresentation.

8.14. Exclusion of Damages. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL DAMAGES INCLUDE A PARTY’S INCIDENTAL OR CONSEQUENTIAL DAMAGES OR SPECIAL OR PUNITIVE DAMAGES TO SUCH PARTY.

8.15. Tax Indemnity. Notwithstanding anything contained in this Agreement, Seller shall indemnify Purchaser for any and all (i) Taxes arising out of the transactions contemplated by this Agreement or (ii) any Taxes of the Seller (including such matters identified on Schedule 4.12) for which the Purchaser or its affiliates become liable with respect to or relating to any periods ending on or before the date of the acquisition. This Section 8.15 shall not be subject to any limitations otherwise applicable under Section 8.

Section 9. Other Agreements

9.1. Ordinary Course Operations; Access; Cooperation, Etc. From and after the date of this Agreement and until the Closing Date (or until this Agreement is otherwise terminated):

(a) Seller shall operate the INS Business in the ordinary course of business generally consistent with past practice and in compliance with all applicable laws and regulations, provided that Seller shall not take any of the actions identified in Section 4.13(c) hereof without the prior written consent of Purchaser. Seller will use all reasonable efforts to keep the INS Business and the Purchased Assets substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers and employees.

(b) Seller shall provide Purchaser with full access (at all reasonable times and in a manner so as not to interfere with the normal business operations of the INS Business) to the properties and personnel relating to the INS Business, and all books, papers and records relating to the Purchased Assets and the INS Business in order to facilitate the transition of the INS Business and personnel to Purchaser.

(c) Seller will not, nor will it authorize or permit any of its or its subsidiaries’ officers, directors, stockholders, employees, Affiliates, attorneys, financial advisors or other agents or representatives to, directly or indirectly, solicit, initiate, seek, entertain, encourage, facilitate or support any inquiry, proposal or offer from, furnish any information to, or participate in any discussions or negotiations with, any other Person or entity regarding any acquisition of the Purchased Assets or the INS Business. Seller will notify Purchaser promptly, and in any event within twenty-four (24) hours, after receipt by Seller (or any of its or its subsidiaries’ officers, directors, stockholders, employees, Affiliates, attorneys, financial advisors or other agents or representatives) of any proposal for, or inquiry respecting, any such proposed acquisition from another Person or entity or any request for information in connection with such a proposal or inquiry, or for access to the properties, books or records of Seller by any Person or entity that informs or has informed Seller that it is considering making or has made such a proposal or inquiry. Seller will keep Purchaser informed on an ongoing basis regarding the status of any such proposal or inquiry.

(d) Seller will use its best efforts to obtain all necessary consents and approvals to consummate the transactions pursuant to this Agreement, including, without limitation, those listed on Schedule 4.4(iii).

(e) Seller shall promptly deliver to Purchaser written notice of any event or development of which Seller is aware that would (i) render any representation or warranty of Seller in this Agreement inaccurate or incomplete in any material respect, or (ii) constitute or result in a breach by Seller of, or a failure by Seller to comply with, any agreement or covenant in this Agreement. No such disclosure by Seller shall be deemed to avoid or cure any such misrepresentation or breach. Without limiting the foregoing, Seller will provide prompt written notice to Purchaser of (i) any communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement; (ii) any communication from any Government Entity in connection with the transactions contemplated by this Agreement; (iii) any event or circumstance that might reasonably be likely to give rise to a Material Adverse Effect; or (iv) any action, suit, claim, investigation or proceeding commenced relating to the INS Business that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.8.

9.2. Covenant Not To Compete.

(a) In consideration of $25,000 paid by Purchaser (included in the Cash Consideration) (the “Seller Covenant Consideration”), Seller, on behalf of itself and its direct and indirect subsidiaries, agrees that it will not directly or indirectly (as an investor, advisor, partner, consultant, licensor or otherwise), for a period commencing on the Closing Date and ending on the third (3rd) anniversary of the Closing Date:

(i) engage in any business that competes with the INS Business anywhere in the world;

(ii) recruit, solicit or induce, or attempt to induce, any of the INS Business Employees or the INS Business Contractors to terminate their employment or engagement with, or otherwise cease their relationship with Purchaser; or

(iii) solicit, divert or take away, or attempt to divert or to take away, the business or patronage of any of the INS Business clients, customers or accounts, or prospective clients, customers or accounts, of Purchaser as at the Closing Date (collectively, the activities described in this Section 9.2(a)(i), (ii), and (iii) being the “Restricted Business”).

(b) Nothing contained in Section 9.2(a) shall prohibit Seller from acquiring the business, properties, rights and assets of any company partially engaged in the Restricted Business, whether by asset or stock purchase, merger (or reverse merger), consolidation or otherwise, provided that: (x) the Restricted Business does not exceed ten percent (10%) of the net revenues or equity of such company; and (y) the gross revenues of such company from the Restricted Business do not exceed $5 million. Nothing contained herein shall prohibit Seller from being acquired by any Person even if such Person is engaged in the Restricted Business, whether by asset or stock purchase, merger, consolidation or otherwise, or in any manner inhibit or limit an acquiring Person or any of its Affiliates from making any further acquisitions in the Restricted Business after the consummation of such acquisition.

(c) If any restriction set forth in this covenant not to compete is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

(d) The restrictions contained in this covenant not to compete are necessary for the protection of the INS Business and goodwill of Purchaser and are considered by Seller and Purchaser to be reasonable for such purpose. Seller expressly acknowledges the value of the consideration received in connection with this covenant not to compete. Seller agrees that any breach of this covenant not to compete may cause Purchaser substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, Purchaser may seek specific performance and injunctive relief without the requirement of posting a bond and without the necessity of proving actual economic damages.

9.3. Agreement Regarding Employees and Contractors.

(a) Prior to the Date of Closing, the Purchaser will extend offers of “at-will” employment to substantially all INS Business Employees on terms and conditions mutually agreed between Purchaser and each such INS Business Employee. Seller will, at its option, terminate or redeploy, at Seller’s expense, any INS Business Employees who are not extended an offer of employment by Purchaser or who do not accept Purchaser’s offer of employment as of the close of business on the Closing Date. Purchaser will assume selected Seller contracts with INS Business Contractors identified on Schedule 4.9, and those contracts of INS Business Contractors not assumed by Purchaser shall be terminated or the contractor redeployed by Seller, at Seller’s expense. Notwithstanding any provision herein, after the Closing Date, Purchaser shall not be obligated to continue the employment of any INS Business Employee or any INS Business Contractor hired by Purchaser (or retained through the assumed contracts) and shall be free and unencumbered to make all decisions with regard to such continued service as Purchaser sees fit.

(b) For a period of eighteen (18) months from and after the Closing, Seller shall not, directly or indirectly, for itself or on behalf of any other Person, induce or attempt to induce any employee of Purchaser in the INS Business to leave his or her employment with the Purchaser.

9.4. Subcontracting of Excluded Contracts. If there is any Customer Contract that is not assignable to Purchaser on the Closing Date, and such Customer Contract permits Seller to subcontract its performance to another party, Purchaser and Seller shall enter into a written agreement (the “Subcontracting Agreement”), in form and substance mutually satisfactory to Purchaser and Seller and agreed on or prior to the Closing Date, providing for the subcontracting by Seller to Purchaser of all of Seller’s obligations under such Excluded Contracts, and such other terms and conditions as shall be necessary or desirable. Under the Subcontracting Agreement, Purchaser shall indemnify and hold Seller harmless against all liabilities resulting from acts or omissions of the Purchaser, provided that, Purchaser shall have no liability to Seller if the liability of Seller was the result of acts or omissions by Seller, its officers, directors, employees or agents which impaired or otherwise interfered with Purchaser’s ability to perform under the terms of the Subcontracting Agreement. Purchaser shall use its commercially reasonable efforts to fulfill the obligations of all such Excluded Contracts pursuant to the Subcontracting Agreement until all Customer Contracts that are Excluded Contracts have either expired or been terminated, provided that, no Excluded Contract shall be renewed or extended beyond the expiration of its then current term unless such contract has been assigned to Purchaser.

9.5. Seller Assistance to Assure Necessary Intellectual Property. If any Third Party Intellectual Property identified on Schedule 9.4 is required for the continued operation of the INS Business but cannot be assigned or sublicensed to Purchaser, Seller will use reasonable best efforts to assist Purchaser in obtaining a separate license to such software directly from the relevant licensor.

9.6. Requests for Consents. From the date hereof and for a period of ninety (90) days following the Closing Date, Seller shall use commercially reasonable efforts to obtain consents from third parties with respect to the assignment to Purchaser of all Excluded Contracts. Purchaser shall cooperate with Seller in obtaining such consents. The parties acknowledge that there is no guarantee that Seller will be able to obtain the consents necessary for the assignment of all the Excluded Contracts, and failure to obtain all the necessary consents shall in no event be deemed a breach by Seller. Any Excluded Contract that has been assigned to Purchaser shall cease to be an Excluded Contract and shall be deemed an Assumed Contract.

9.7. Assumption of Future Obligations. Purchaser shall be solely responsible for all costs, obligations and expenses arising out of, or in any way related to, the operations of the INS Business from and after the Closing Date, excluding any third-party claim relating to matters arising out of any Unassumed Liability or Excluded Assets.

9.8. Transitional Use of Seller Trademark. For a period of 180 days following the Closing Date, Seller hereby grants Purchaser, to the full extent that Sellers possesses such rights, a fully paid, non-exclusive, worldwide license to use the Seller’s trademarks as currently utilized in the INS Business (including but not limited to “LIGHTBRIDGE PREPAY IN” and “LIGHTBRIDGE PREPAY”) for purposes of transitioning the identity of the INS Business and product to the Purchaser’s identity. If and to the extent that a longer period is required pursuant to the terms of any Assumed Contract, such license shall be deemed extended as necessary to satisfy the requirements of such agreements. All rights in and to the trademark LIGHTBRIDGE (“Seller Mark”) and all goodwill associated therewith shall remain at all times the sole property of Seller, and all use of the Seller Mark shall inure to the benefit of Seller. Whenever Purchaser uses the Seller Mark, Purchaser shall clearly indicate Seller’s ownership thereof. At Seller’s request, Purchaser shall provide Seller with a sample of the advertising, marketing, instructional or other materials created by Purchaser that uses or displays the Seller Mark for Seller’s review.

9.9. Revision of Exhibits. The parties agree that the Exhibit G (“Assumed Contracts”) and Schedule 4.5 (“Excluded Assets”) shall be revised on the Closing Date to reflect, respectively, the actualContracts that Purchaser will assume as of the Closing Date and the actual excluded assets.

9.10. Certain Taxes. Notwithstanding anything in this Agreement to the contrary, all transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement (collectively, “Transfer Taxes”), shall be borne by the Seller. The Seller will prepare and file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes at its own expense and, if required by applicable Law, the Purchaser will join in the execution of any such Tax Returns and other documentation.

9.11. Source Code Escrow. Within five (5) business days of the Closing Date, Purchaser shall deposit onto a secure server a copy of the source code for all versions of the INS Software transferred to Purchaser under this Agreement, in the form that such source code exists on the Closing Date (“Deposit Materials”). Purchaser shall prohibit any Purchaser employee from modifying any of the Deposit Materials; however, if Purchaser deems it to be necessary to protect the integrity of the Deposit Materials, Purchaser may move the Deposit Materials to another secure server. Subject to the terms of this Agreement, Seller shall have the right to receive relevant portions of the Deposit Materials upon the receipt by Seller of an Indemnification Certificate relating to an indemnification obligation of Seller arising from a breach or claimed breach of Section 4.6 herein. In the event of any release of Deposit Materials to Seller, Seller may examine, use, and reproduce the Deposit Materials solely internally, and solely to the extent required for its evaluation, defense and resolution of the indemnification claim by Purchaser. The obligations of Purchaser set forth in this Section 9.11 shall terminate immediately upon the expiration of the Indemnification Period applicable to claims with respect to Section 4.6 herein, provided that if any claim(s) are still unresolved at such time, the obligations of this Section shall continue until the last such claim is resolved and shall terminate immediately upon the resolution of the last of such claims.

Seller further acknowledges and agrees that the Deposit Materials are highly sensitive confidential and trade secret information of Purchaser, and Seller shall secure and protect confidentiality of the entirety of the Deposit Materials (and any and all other materials or information disclosed by or on behalf of Purchaser in connection with the Deposit Materials) in strict confidence for the benefit of Purchaser, in a manner consistent with maintaining Purchaser’s rights therein and thereto. Seller shall restrict access to and use of the Deposit Materials solely to its employees and legal advisors having a need to know, and solely to the extent necessary to fulfilling its indemnification obligations. Seller shall not disclose to any third party, orally or in writing, any information regarding the code, architecture, sequencing, or organization of the Deposit Materials, without first securing from the party to whom the disclosure is to be made, a written agreement (in a form reasonably acceptable to Purchaser) protecting the confidentiality of the Deposit Materials. Seller shall cease use of the Deposit Materials once the Deposit Materials are no longer necessary to meet Seller’s indemnification obligations. The Seller’s obligations under this Section shall survive termination or expiration of this Agreement.

9.12. Funds Held by Radiomovil Dipsa, S.A. deC.V. The sum of $250,000 (the “Radiomovil Deposit”) is currently held by Radiomovil Dipsa, S.A. deC.V. pursuant to that certain Assumed Contract known as Contracto de Licencia de Software y Mantenimiento (PrePay Open)/Software License and Maintenance Agreement (PrePay Open) by and between Lightbridge, Inc. and Radiomovil Dipsa, S.A. deC.V., dated June 30, 2004 (the “Radiomovil Contract”). Notwithstanding any other provision of this Agreement, Seller will maintain the Radiomovil Deposit in place from and after the Closing Date, and title to the Radiomovil Deposit will be retained by Seller. In recognition of Seller’s funds being held as the Radiomovil Deposit, the Escrow Fund has been reduced hereunder by $250,000. Seller will maintain the Radiomovil Deposit until the earlier of the termination of the Radiomovil Contract or June 30, 2007, provided that Seller may negotiate the release of the Radiomovil Deposit if such release is obtained without causing a breach of the Radiomovil Contract and without any cost or obligation to Purchaser either to provide an alternative deposit or to alter any terms of the Radiomovil Contract. If Seller obtains the release of the Radiomovil Deposit on or before the termination of the Escrow Agreement, Seller will deposit the Radiomovil Deposit with the Escrow Agent as additional Escrow Funds to be administered in accordance with the Escrow Agreement and Section 8.

Section 10. Miscellaneous.

10.1. No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the parties and their respective successors and permitted assigns.

10.2. Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement and understanding among the parties with respect to the subject matter contained herein (and therein) and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral.

10.3. Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other party, provided, however, that Purchaser may, without the consent of the Seller, (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates, and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Purchaser nonetheless shall remain responsible for the performance of all of its obligations hereunder).

10.4. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

10.5. Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

10.6. Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly delivered two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service, in each case to the address of the intended recipient as set forth below:

If to Purchaser, to:

Purchaser
487 East Middlefield Road
Mountain View, CA 94043
Attention: General Counsel
Fax: (650) 426-5113

with a copy to:

DLA Piper Rudnick Gray Cary US, LLP
1775 Wiehle Avenue
Suite 400
Reston, Virginia 20190
Attention: Jay Gary Finkelstein, Esq.
Fax: 703-773-5000

if to Seller, to:

Lightbridge, Inc.
30 Corporate Drive
Burlington, Massachusetts 01803
Attention: President and CEO
Fax: 781-359-4171

with a copy to:

Lightbridge, Inc.
30 Corporate Drive
Burlington, Massachusetts 01803
Attention: General Counsel
Fax: 781-359-4171

Any party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

10.7. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of New York. To the extent that a party is not otherwise subject to the service of process in the State of New York, service of process may be made on such party by prepaid certified mail with a proof of mailing receipt and that service shall have the same legal force and effect as if served upon such party personally within the State of New York.

10.8. Jurisdiction. Except as otherwise expressly provided in this Agreement, the parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York or any court of the State of New York sitting in New York, New York, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of New York, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served in any manner authorized by the laws of the State of New York. Judgment upon any award may be entered in any court having jurisdiction.

10.9. Termination; Amendments and Waivers.

(a) This Agreement may be terminated

(i) By written agreement of the parties;

(ii) By either party, upon written notice to the other party, if the Closing has not occurred on or before June 30, 2005, provided that such failure to close is not as a result of a breach of this Agreement by the party giving notice of termination;

(iii) By either party hereto, upon written notice to the other party, if there occurs a breach of a representation or warranty or covenant of the other party which is not cured upon thirty (30) days written notice to such other party; or

(iv) By either party hereto, upon written notice to the other party, upon the entry of any permanent injunction or other order of a court or other competent authority of the transaction that has become final and unappealable.

(b) If this Agreement is terminated as permitted by this Section, such termination shall be without liability of either party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other parties to this Agreement; provided, however, that if such termination shall result from the willful (i) failure of a party to fulfill a condition to the performance of the obligations of another party, (ii) failure to perform a covenant of this Agreement, or (iii) breach by any party hereto of any representation or warranty or agreement contained herein, such party shall be fully liable for any and all Losses incurred or suffered by the other party as a result of such failure or breach. Notwithstanding any provision to the contrary contained in this Agreement, the provisions of Sections 1 10.7, 10.8, 10.9(b), 10.9(c), 10.11, 10.13, 10.14 and 10.16 shall survive any termination hereof pursuant to this Section. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER UNDER ANY THEORY OF LAW OR EQUITY, INCLUDING, WITHOUT LIMITATION, TORT, CONTRACT OR OTHERWISE, FOR ANY LOSS OF PROFITS OR REVENUES OR FOR ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL, OR PUNITIVE DAMAGES, HOWEVER CAUSED, EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES.

(c) This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

(d) No delay or omission to exercise any right, power or remedy accruing to any party upon any breach or default under this Agreement, shall be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, consent, or approval of any kind on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any of the parties, shall be cumulative and not alternative. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

10.10. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

10.11. Waiver of Jury Trial. Purchaser and Seller hereby expressly waive any right to a trial by jury in any action or proceeding to enforce or defend any right, power or remedy under or in connection with this Agreement or under or in connection with any amendment, instrument, document or agreement delivered or which may in the future be delivered in connection herewith or arising from any relationship existing in connection with this Agreement, and agree that any such action shall be tried before a court and not before a jury. The terms and provisions of this Section 10.11 constitute a material inducement for the parties entering into this Agreement.

10.12. Press Releases. Prior to Closing, neither Purchaser nor Seller shall issue, publish or disseminate or cause to be issued, published or disseminated any press release or public communication relating to this Agreement or any of the transactions contemplated herein without the prior written the consent of the other party. Neither Purchaser nor Seller shall use the name or any trademark, logo, trade name or other intellectual property or otherwise refer to any other party, without the prior written consent of such party, provided that, Purchaser and Seller may each identify the other in a post-Closing press release and any required securities law filings; provided, however, that any such press release shall be subject to the prior review and approval of the other party, which shall not be unreasonably withheld. Notwithstanding the foregoing, nothing herein shall prohibit any party making any disclosure required by law or the rules of NASDAQ, and the parties will mutually agree on a press release to be issued at the time of the execution of this Agreement.

10.13. Expenses. Each party shall be responsible for its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby. Seller shall pay all sales, use, and other similar taxes, if any, payable in connection with the transactions contemplated hereby.

10.14. Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

10.15. Incorporation of Schedules and Exhibits. The Schedules and Exhibits identified in this Agreement are hereby incorporated herein by reference and made a part hereof.

10.16. Confidentiality. The terms and conditions of this Agreement shall remain subject to that certain Nondisclosure Agreement between Purchaser and Seller dated as of September 16, 2004.

10.17. Further Assurances. From and after the date of this Agreement, upon the request of Seller or Purchaser, each party shall execute and deliver such instruments, documents or other writings as may be reasonably necessary or desirable to confirm, carry out and effectuate fully the intent and purposes of this Agreement and any agreement contemplated hereby. Without limiting the foregoing, if VeriSign receives any payments from and after the Closing Date with respect to accounts receivable accrued prior to the Closing Date and due and payable to Lightbridge, VeriSign will promptly remit such payments to Lightbridge, and if Lightbridge receives any payments from and after the Closing Date with respect to accounts receivable accrued from and after the Closing Date and due and payable to VeriSign, Lightbridge will promptly remit such payments to VeriSign.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

LIGHTBRIDGE, INC.

By:	/s/ Robert E. Donahue

Name: Title:	Robert Donahue President & CEO

VERISIGN, INC.

By:	/s/ Statton D. Sclavos

Name:	Stratton D. Sclavos

Title: President, Chief Executive Officer and Chairman of the Board